CORTEVA agriscience

News Release 4Q 2022

Corteva Reports Fourth Quarter and Full-Year 2022 Results, Provides 2023 Guidance

- ***New Products and Differentiated Technologies Support 2022 Double-Digit Sales Growth***
- ***Earnings Results Reflect Strong Execution in Dynamic Operating Environment***
- ***2023 Guidance Supports 2025 Value Creation Framework***

INDIANAPOLIS, IN, February 1, 2023 – Corteva, Inc. (NYSE: CTVA) ("Corteva" or the "Company") today reported financial results for the fourth quarter and full-year ended December 31, 2022.

4Q 2022 Results Overview

	Net Sales	Loss from Cont. Ops (After Tax)	EPS
GAAP vs. 4Q 2021	$3.83B +10%	$(41)M (126)%	$(0.06) (129)%
	Organic[1] Sales	**Operating EBITDA[1]**	**Operating EPS[1]**
NON-GAAP vs. 4Q 2021	$3.86B +11%	$370M +41%	$0.16 +100%

FY 2022 Results Overview

	Net Sales	Income from Cont. Ops (After Tax)	EPS
GAAP vs. FY 2021	$17.46B +11%	$1.22B (33)%	$1.66 (32)%
	Organic[1] Sales	**Operating EBITDA[1]**	**Operating EPS[1]**
NON-GAAP vs. FY 2021	$17.94B +15%	$3.22B +25%	$2.67 +24%

Full-Year 2022 Highlights

- Full-year 2022 net sales rose 11% versus prior year with gains in both segments. Organic[1] sales increased 15% in the same period with strong gains in all regions.
- Seed net sales grew 7% and organic[1] sales increased 9%, with notable gains in Latin America corn and North America[2] soybeans, partially offset by the reduction of corn acres and canola volumes in North America[2]. Price was up 9% globally, led by continued execution on the Company's price for value strategy and recovery of higher input costs.
- Crop Protection net sales grew 17% and organic[1] sales increased 20%, with broad-based gains across all regions. Volume gains were driven by continued penetration of new products, including Enlist™ and Arylex™ herbicides and Isoclast™ insecticide. Price gains reflected strong execution across all regions in response to cost inflation.
- GAAP income and earnings per share (EPS) from continuing operations were $1.22 billion and $1.66 per share for the full-year 2022, respectively, with declines versus prior year driven by lower non-cash benefits associated with legacy retirement plans. Operating EBITDA[1] and Operating EPS[1] were $3.22 billion and $2.67 per share, respectively. Strong price execution, volume gains in all regions, and productivity actions were partially offset by inflation and currency headwinds.
- The Company provided full-year 2023 guidance[3] and expects net sales in the range of $18.1 billion to $18.4 billion. Operating EBITDA[1] is expected to be in the range of $3.4 billion to $3.6 billion. Operating EPS[1] is expected to be in the range of $2.70 to $2.90 per share.
- The Company expects its previously announced acquisitions of Stoller and Symborg to close in 1H2023.

1. Organic Sales, Operating EPS and Operating EBITDA are non-GAAP measures. See page A-5 for further discussion. 2. North America is defined as U.S. and Canada. EMEA is defined as Europe, Middle East and Africa. 3. The Company does not provide the most comparable GAAP measure on a forward-looking basis. See page 6 for further discussion. 4. Enlist E3™ soybeans are jointly developed by Corteva Agriscience LLC and MS Technologies™.

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News Release 4Q 2022



"Corteva delivered a strong 2022, wrapping up an impressive year in which we made significant portfolio and geographic decisions focused on differentiation and achieved stand-out financial performance.

Despite unprecedented cost inflation and supply chain challenges, Corteva delivered double-digit Operating EBITDA growth and over 200 basis points of EBITDA margin expansion, driven by our innovative portfolio, strong market positions, and disciplined execution.

The outlook for ag fundamentals remains robust as we begin 2023. Farm income levels remain strong as tight supply keeps crop prices over historical averages, leading farmers to continue to invest in technologies that increase productivity and yield. We remain committed to driving sustainable growth through advancing and investing in our robust pipeline as part of our aspiration to become the leading global integrated Agriculture technology solutions company."

Chuck Magro
Chief Executive Officer

Summary of Fourth Quarter 2022

For the fourth quarter ended December 31, 2022, net sales increased 10% versus the same period last year. Organic[1] sales rose 11%, driven by Latin America and North America.

Price increased 12% versus prior year, reflecting continued execution on the Company's price for value strategy and recovery of higher input costs. Volume declined 1% versus the prior-year period, largely driven by lower Pioneer corn deliveries in North America, the decision to exit Russia, and the war in Ukraine, as well as wet weather and low pest pressure in Asia Pacific and drought conditions in Latin America.

GAAP loss from continuing operations after income taxes was $41 million in fourth quarter 2022, compared to income of $155 million in fourth quarter 2021. Operating EBITDA[1] for the fourth quarter was $370 million, up 41% compared to the prior year.

($ in millions, except where noted)	4Q 2022	4Q 2021	% Change	% Organic[1] Change
Net Sales	**$3,825**	**$3,479**	**10%**	**11%**
North America	$1,472	$1,361	8%	9%
EMEA	$362	$421	(14)%	(3)%
Latin America	$1,681	$1,342	25%	21%
Asia Pacific	$310	$355	(13)%	(3)%

($ in millions, except where noted)	FY 2022	FY 2021	% Change	% Organic[1] Change
Net Sales	**$17,455**	**$15,655**	**11%**	**15%**
North America	$8,294	$7,536	10%	10%
EMEA	$3,256	$3,123	4%	18%
Latin America	$4,445	$3,545	25%	23%
Asia Pacific	$1,460	$1,451	1%	9%

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News Release 4Q 2022

Seed Summary

Seed net sales were $1.6 billion in the fourth quarter of 2022, up from $1.4 billion in the fourth quarter of 2021. The sales increase was driven by a 19% increase in price, partially offset by a 1% decline in volume.

Price gains were driven by strong execution globally, as farmers prioritize yield to help offset inflation. Volume declines were driven by lower Pioneer corn deliveries in North America, the war in Ukraine, and the decision to exit Russia, partially offset by strong demand for corn in Brazil.

Segment Operating EBITDA was $71 million in the fourth quarter of 2022, up from $(11) million in the fourth quarter of 2021. Price execution and ongoing cost and productivity actions more than offset higher input and freight costs, lower volumes, and increased investment in R&D. Segment operating EBITDA margin improved by approximately 510 basis points versus the prior-year period.

($ in millions, except where noted)	4Q 2022	4Q 2021	% Change	% Organic[1] Change
North America	$541	$522	4%	4%
EMEA	$167	$201	(17)%	(10)%
Latin America	$846	$578	46%	41%
Asia Pacific	$92	$91	1%	11%
Total 4Q Seed Net Sales	**$1,646**	**$1,392**	**18%**	**18%**
4Q Seed Operating EBITDA	**$71**	**$(11)**	**745%**	**N/A**

Seed net sales were $9.0 billion in 2022, up from approximately $8.4 billion in 2021. The sales increase was driven by a 9% increase in price, partially offset by a 2% unfavorable currency impact.

The increase in price was driven by strong execution globally, led by North America and Latin America, with global corn and soybean prices up 9% and 11%, respectively. Volume gains in Latin America corn and North America soybeans were offset by reduced corn acres in North America and supply constraints in North America canola. Enlist E3™[4] soybean market penetration reached over 45% of total North American acres. Unfavorable currency impacts were led by the Turkish Lira and the Euro, partially offset by the Brazilian Real.

Segment Operating EBITDA was $1.7 billion in 2022, up 10% from the same period last year. Price execution and ongoing cost and productivity actions more than offset higher input and freight costs, the unfavorable impact of currency, lower volumes in North America, and increased investment in R&D. Segment operating EBITDA margin improved by approximately 45 basis points versus the prior-year period.

($ in millions, except where noted)	FY 2022	FY 2021	% Change	% Organic[1] Change
North America	$5,178	$5,004	3%	4%
EMEA	$1,609	$1,599	1%	13%
Latin America	$1,758	$1,420	24%	22%
Asia Pacific	$434	$379	15%	23%
Total FY Seed Net Sales	**$8,979**	**$8,402**	**7%**	**9%**
FY Seed Operating EBITDA	**$1,656**	**$1,512**	**10%**	**N/A**

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News Release 4Q 2022

Crop Protection Summary

Crop Protection net sales were approximately $2.2 billion in the fourth quarter of 2022 compared to approximately $2.1 billion in the fourth quarter of 2021. The sales increase was driven by a 7% increase in price, partially offset by a 2% unfavorable currency impact and a 1% unfavorable portfolio impact.

The increase in price was broad-based, with gains in all regions led by Latin America and North America, and mostly reflected pricing for higher raw material and logistical costs and the value of our differentiated technology. Continued penetration of new products was more than offset by wet weather and low pest pressure in Asia Pacific and drought conditions in Latin America. Unfavorable currency impacts were led by the Euro, partially offset by the Brazilian Real. The portfolio impact was driven by a divestiture in Asia Pacific.

Segment Operating EBITDA was $332 million in the fourth quarter of 2022, up 9% from the fourth quarter of 2021. Price execution, favorable mix, and productivity actions more than offset higher input costs, including raw material costs, and the unfavorable impact of currency. Segment operating EBITDA margin improved by more than 60 basis points versus the prior-year period.

($ in millions, except where noted)	4Q 2022	4Q 2021	% Change	% Organic[1] Change
North America	$931	$839	11%	12%
EMEA	$195	$220	(11)%	3%
Latin America	$835	$764	9%	7%
Asia Pacific	$218	$264	(17)%	(7)%
Total 4Q Crop Protection Net Sales	**$2,179**	**$2,087**	**4%**	**7%**
4Q Crop Protection Operating EBITDA	**$332**	**$305**	**9%**	**N/A**

Crop Protection net sales were approximately $8.5 billion in 2022 compared to approximately $7.3 billion in 2021. The sales increase was driven by an 11% increase in price and a 9% increase in volumes. These gains were partially offset by a 3% unfavorable currency impact.

The increase in price, led by North America and Latin America, mostly reflected pricing for higher raw material and logistical costs and the value of our differentiated technology. The increase in volume was driven by continued penetration of new products, including Enlist™ and Arylex™ herbicides and Isoclast™ insecticide, with new product sales up 33% compared to the same period last year. Unfavorable currency impacts were led by the Euro and the Turkish Lira, partially offset by the Brazilian Real.

Segment Operating EBITDA was $1.7 billion in 2022, up 40% from 2021. Pricing and volume gains and productivity actions more than offset higher input costs, including raw material costs, and the unfavorable impact of currency. Segment operating EBITDA margin improved by approximately 330 basis points versus the prior-year period largely driven by pricing execution and new and differentiated technology.

($ in millions, except where noted)	FY 2022	FY 2021	% Change	% Organic[1] Change
North America	$3,116	$2,532	23%	24%
EMEA	$1,647	$1,524	8%	22%
Latin America	$2,687	$2,125	26%	24%
Asia Pacific	$1,026	$1,072	(4)%	4%
Total FY Crop Protection Net Sales	**$8,476**	**$7,253**	**17%**	**20%**
FY Crop Protection Operating EBITDA	**$1,684**	**$1,202**	**40%**	**N/A**

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News Release 4Q 2022 5 2023 Guidance The outlook for agriculture remains robust in 2023, with record demand for grain and oilseeds as ending stocks continue to be under pressure. Commodity prices are above historical averages, and farmer balance sheets and income levels remain healthy, leading farmers to prioritize technology to maximize return. The Company expects an increase in U.S. planted area and continues to monitor dynamic weather conditions around the world. The Company provided guidance3 for the full-year 2023. Corteva expects net sales in the range of $18.1 billion to $18.4 billion, growth of 5% at the mid-point. Operating EBITDA1 is expected to be in the range of $3.4 billion to $3.6 billion, growth of 9% at the mid-point. Operating EPS1 is expected to be in the range of $2.70 to $2.90 per share, growth of 5% at the mid-point, which reflects higher earnings and lower average share count, partially offset by forecasted higher effective tax rate and interest expense. This guidance does not include previously announced Biologicals acquisitions, which are expected to close in the first half of 2023. The Company is not able to reconcile its forward-looking non-GAAP financial measures to its most comparable U.S. GAAP financial measures, as it is unable to predict with reasonable certainty items outside of its control, such as Significant Items, without unreasonable effort. Fourth Quarter Conference Call The Company will host a live webcast of its fourth quarter 2022 earnings conference call with investors to discuss its results and outlook tomorrow, February 2, 2023, at 9:00 a.m. ET. The slide presentation that accompanies the conference call is posted on the Company’s Investor Events and Presentations page. A replay of the webcast will also be available on the Investor Events and Presentations page. About Corteva Corteva, Inc. (NYSE: CTVA) is a publicly traded, global pure-play agriculture company that combines industry-leading innovation, high-touch customer engagement and operational execution to profitably deliver solutions for the world’s most pressing agriculture challenges. Corteva generates advantaged market preference through its unique distribution strategy, together with its balanced and globally diverse mix of seed, crop protection, and digital products and services. With some of the most recognized brands in agriculture and a technology pipeline well positioned to drive growth, the Company is committed to maximizing productivity for farmers, while working with stakeholders throughout the food system as it fulfills its promise to enrich the lives of those who produce and those who consume, ensuring progress for generations to come. More information can be found at www.corteva.com. Follow Corteva on Facebook, Instagram, LinkedIn, Twitter, and YouTube. Cautionary Statement About Forward-Looking Statements This report contains certain estimates and forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, which are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and may be identified by their use of words like “plans,” “expects,” “will,” “anticipates,” “believes,” “intends,” “projects,” “estimates,” “outlook,” or other words of similar meaning. All statements that address expectations or projections about the future, including statements about Corteva’s financial results or outlook; strategy for growth; product development; regulatory approvals; market position; capital allocation strategy; liquidity; environmental, social and governance (“ESG”) targets and initiatives; the anticipated benefits of acquisitions, restructuring actions, or cost savings initiatives; and the outcome of contingencies, such as litigation and environmental matters, are forward-looking statements. Forward-looking statements and other estimates are based on certain assumptions and expectations of future events which may not be accurate or realized. Forward-looking statements and other estimates also involve risks and uncertainties, many of which are beyond Corteva’s control. While the list of factors presented below is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Corteva’s business, results of operations and financial condition. Some of the important factors that could cause Corteva’s actual results to differ materially from those projected in any such forward-looking statements include: (i) failure to successfully develop and commercialize Corteva’s pipeline; (ii) failure to obtain or maintain the necessary regulatory approvals for some of Corteva’s products; (iii) effect of the degree of public understanding and acceptance or perceived public acceptance of Corteva’s biotechnology and other agricultural products; (iv) effect of changes in agricultural and related policies of governments and international organizations; (v) costs of complying with evolving regulatory requirements and the effect of actual or alleged violations of environmental laws or permit requirements; (vi) effect of climate change and unpredictable seasonal and weather factors; vii) failure to comply with competition and antitrust laws; (viii) effect of competition in Corteva’s industry; (ix) competitor’s establishment of an intermediary platform for distribution of Corteva's products; (x) impact of Corteva's dependence on third parties with respect to certain of its raw materials or licenses and commercialization; (xi) effect of volatility in Corteva’s input costs; (xii) risk related to geopolitical and military conflict; (xiii) effect of industrial espionage and other disruptions to Corteva’s supply chain, information technology or network systems; (xiii) (xiv) risks related to environmental litigation and the indemnification obligations of legacy EIDP liabilities in connection with the separation of Corteva; (xv) risks related to Corteva’s global operations; (xvi) failure to effectively manage acquisitions, divestitures, alliances, restructurings, cost savings initiatives, and other portfolio actions; (xvii) failure to raise capital through the capital markets or short-term borrowings on terms acceptable to Corteva;(xviii) failure of Corteva’s customers to pay their debts to Corteva, including customer financing programs; (xix) increases in pension and other post-employment benefit plan funding obligations; (xx) capital markets sentiment towards ESG matters; (xxi) risks related to pandemics or epidemics; (xxii) Corteva’s intellectual property rights or defend against intellectual property claims asserted by others; (xxiii) effect of counterfeit products; (xxiv) Corteva’s dependence on intellectual property cross-license agreements; (xxv) other risks related to the Separation from DowDuPont. Additionally, there may be other risks and uncertainties that Corteva is unable to currently identify or that Corteva does not currently expect to have a material impact on its business. Where, in any forward-looking statement or other estimate, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of Corteva’s management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Corteva disclaims and does not undertake any obligation to update or revise any forward-looking statement, except as required by applicable law. A detailed discussion of some of the significant risks and uncertainties which may cause results and events to differ materially from such forward-looking statements is included in the “Risk Factors” section of Corteva’s Annual Report on Form 10-K, as modified by subsequent Quarterly Reports on Forms 10-Q and Current Reports on Form 8-K.

News Release 4Q 2022 6 Regulation G (Non-GAAP Financial Measures) This earnings release includes information that does not conform to U.S. GAAP and are considered non-GAAP measures. These measures may include organic sales, organic growth (including by segment and region), operating EBITDA, operating EBITDA margin, operating earnings (loss) per share, and base income tax rate. Management uses these measures internally for planning and forecasting, including allocating resources and evaluating incentive compensation. Management believes that these non-GAAP measures best reflect the ongoing performance of the Company during the periods presented and provide more relevant and meaningful information to investors as they provide insight with respect to ongoing operating results of the Company and a more useful comparison of year over year results. These non-GAAP measures supplement the Company’s U.S. GAAP disclosures and should not be viewed as an alternative to U.S. GAAP measures of performance. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Reconciliations for these non-GAAP measures to U.S. GAAP are provided in the Selected Financial Information and Non-GAAP Measures starting on page A-5 of the Financial Statement Schedules. Corteva is not able to reconcile its forward-looking non-GAAP financial measures to its most comparable U.S. GAAP financial measures, as it is unable to predict with reasonable certainty items outside of the Company’s control, such as Significant Items, without unreasonable effort. For Significant items reported in the periods presented, refer to page A-10 of the Financial Statement Schedules. Beginning January 1, 2020, the Company presents accelerated prepaid royalty amortization expense as a significant item. Accelerated prepaid royalty amortization represents the noncash charge associated with the recognition of upfront payments made to Monsanto in connection with the Company’s non-exclusive license in the United States and Canada for Monsanto’s Genuity® Roundup Ready 2 Yield® Roundup Ready 2 Xtend® herbicide tolerance traits. During the five-year ramp-up period of Enlist E3TM, Corteva is expected to significantly reduce the volume of products with the Roundup Ready 2 Yield® and Roundup Ready 2 Xtend® herbicide tolerance traits beginning in 2021, with expected minimal use of the trait platform after the completion of the ramp-up. Additionally, in connection with the Company’s shift to a global business unit model, the Company has assessed its business priorities and operational structure to maximize the customer experience and deliver on growth and earnings potential. As a result of this assessment, the company has committed to restructuring actions that, combined with the impact of the company’s Russia Exit (collectively the “2022 Restructuring Actions”), have resulted in expected total pre-tax restructuring and other charges of approximately $350 million to $420 million. The restructuring actions associated with these charges are expected to be substantially complete in 2023. Organic sales is defined as price and volume and excludes currency and portfolio and other impacts, including significant items. Operating EBITDA is defined as earnings (loss) (i.e., income (loss) from continuing operations before income taxes) before interest, depreciation, amortization, non-operating benefits (costs), foreign exchange gains (losses), and net unrealized gain or loss from mark-to-market activity for certain foreign currency derivative instruments that do not qualify for hedge accounting, excluding the impact of significant items. Non-operating benefits (costs) consists of non-operating pension and other post- employment benefit (OPEB) credits (costs), tax indemnification adjustments, and environmental remediation and legal costs associated with legacy businesses and sites; and the 2021 officer indemnification payment. Tax indemnification adjustments relate to changes in indemnification balances, as a result of the application of the terms of the Tax Matters Agreement, between Corteva and Dow and/or DuPont that are recorded by the Company as pre-tax income or expense. Operating EBITDA margin is defined as Operating EBITDA as a percentage of net sales. Operating earnings (loss) per share is defined as “earnings (loss) per common share from continuing operations - diluted” excluding the after-tax impact of significant items, the after-tax impact of non-operating benefits (costs), the after-tax impact of amortization expense associated with intangible assets existing as of the Separation from DowDuPont, and the after-tax impact of net unrealized gain or loss from mark-to-market activity for certain foreign currency derivative instruments that do not qualify for hedge accounting. Although amortization of the Company’s intangible assets is excluded from these non-GAAP measures, management believes it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in amortization of additional intangible assets. Net unrealized gain or loss from mark-to-market activity for certain foreign currency derivative instruments that do not qualify for hedge accounting represents the non-cash net gain (loss) from changes in fair value of certain undesignated foreign currency derivative contracts. Upon settlement, which is within the same calendar year of execution of the contract, the realized gain (loss) from the changes in fair value of the non-qualified foreign currency derivative contracts will be reported in the relevant non-GAAP financial measures, allowing quarterly results to reflect the economic effects of the foreign currency derivative contracts without the resulting unrealized mark to fair value volatility. Base income tax rate is defined as the effective tax rate excluding the impacts of foreign exchange gains (losses), non-operating benefits (costs), amortization of intangibles (existing as of the Separation), mark-to- market gains (losses) on certain foreign currency contracts not designated as hedges, and significant items. ® TM Corteva Agriscience and its affiliated companies. 2/01/2023 Media Contact Kris Allen +1 403-483-5205 kris.allen@corteva.com Investor Contact Kim Booth +1 302-485-3190 kimberly.a.booth@corteva.com